United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the Securities Exchange Act of 1934

February 2, 2016

Date of Report (Date of earliest event reported)

SAKER AVIATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52593	87-0617649
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Street, Pier 6 East River, New York, NY	10004
(Address of principal executive offices)	(Zip Code)

(212) 776-4046

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information in Item 8.01 is incorporated herein by reference.

Item 8.01.	Other Events.

On February 2, 2016, the New York City Economic Development Corporation (the “NYCEDC”) and Saker Aviation Services (the “Company”) announced new measures to reduce helicopter noise and impacts across New York City (the “Agreement”).

Under the Agreement, the Company may not allow its tenant operators to conduct tourist flights from the Downtown Manhattan Heliport on Sundays beginning April 1, 2016. The Company must also ensure its tenant operators reduce the total allowable number of tourist flights from 2015 levels by 20 percent beginning June 1, 2016, by 40 percent beginning October 1, 2016 and by 50 percent beginning January 1, 2017. Additionally, beginning on June 1, 2016, the Company is required to provide monthly written reports to the NYCEDC and the New York City Council detailing the number of tourist flights conducted out of the Downtown Manhattan Heliport compared to the Company’s 2015 levels, as well as information on any tour flight that flies over land and/or strays from agreed upon routes.

The Agreement also extends the Company's Concession Agreement with the City of New York for 30 months, resulting in a new expiration date of April 30, 2021. The City of New York has two one year options to further extend the Concession Agreement. The Agreement also provides that the minimum annual guarantee payments required to be made by the Company to the City of New York under the Concession Agreement will be reduced by 50%, effective January 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2016		saker aviation services, inc.

	By:	/s/ Ronald J Ricciardi
Ronald J. Ricciardi
President